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                                                                   Exhibit 10.06

                           Asset Purchase Agreement

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made this _______ day of November, 1999 by and between NextMedia Group, LLC, a Delaware limited liability company ("Buyer") and Wilmington WJBR-FM L.L.C., a Delaware limited liability company ("Seller").

                             W I T N E S S E T H :

     WHEREAS, Seller owns certain assets used in connection with the operation of Radio Station WJBR-FM, Wilmington, Delaware (the "Station"); and

     WHEREAS, Buyer desires to acquire from Seller and Seller desire to sell to Buyer substantially all of the assets owned by Seller, used in or useful to the operation of the Station.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby agree as follows:

                                   ARTICLE 1

                               PURCHASE OF ASSETS
                               ------------------

     1.1. Transfer of Assets.  On the terms and subject to the conditions hereof
          ------------------
and subject to Section 1.2, on the Closing Date (as hereinafter defined), Seller shall assign, transfer, convey and deliver to Buyer and Buyer shall acquire and assume from Seller, all of the right, title and interest of Seller in and to all of the following assets, properties, interests and rights of Seller (collectively the "Station Assets") free and clear of all liens, claims, or encumbrances other than Permitted Liens (as defined in Section 6.1.10) and Assumed Liabilities (as defined in Section 2.1):

          1.1.1 All of Seller's rights in and to the licenses, permits and other authorizations issued to Seller by any governmental authority, including those issued by the Federal

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Communications Commission (the "FCC" and the licenses, permits and authorizations, issued by the FCC, the "FCC Licenses"), used in connection with the operation of the Station, along with renewals or modifications of such items between the date hereof and the Closing Date, including but not limited to those listed in Schedule 1.1.1 hereto (collectively hereafter referred to as the "Station Licenses");

          1.1.2 All equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and all other tangible personal property of every kind and description, and Seller's rights therein, owned, leased or held by Seller and used in or useful to the operations of the Station, including but not limited to those items described or listed in Schedule 1.1.2 hereto, together with any replacements thereof, improvements or additions thereto made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business of Seller (The "Tangible Personal Property");

          1.1.3 All of Seller's rights in and under those contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Station ("Contracts") that are listed in Schedule 1.1.3 hereto and (i) those Contracts entered into by Seller between the date hereof and the Closing Date in the ordinary course of Seller's business, subject to Section 1.2.4, and Section 8.1; (ii) all Contracts for the sale of advertising time, subject to Section 8.1 hereto; and (iii) all Contracts for consideration other than cash, such as merchandise, services or promotional consideration ("Trade Agreements"), subject to Section 17.10 hereto.

          1.1.4 All of Seller's rights in and to all processes, patents, trade secrets, proprietary information, call letters, trademarks, trade names, service marks, franchises, copyrights, Internet domain names, including registrations and applications for registration of any of them, computer

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software programs and programming material of whatever form or nature, jingles, slogans, the Station's logos and all other logos or licenses to use same and all other intangible property rights of Seller, which are used in connection with the operation of the Station, including but not limited to those listed in
Schedule 1.1.4 hereto (collectively, the "Intellectual Property") together with any associated good will and any additions thereto between the date hereof and the Closing Date;

          1.1.5 All of Seller's rights in and to all the files, documents, records, and books of account relating to the operation of the Station or to the Station Assets, including, without limitation, the Station's public files, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, originals or executed copies of all written Contracts to be assigned hereunder, logs, software programs and books and records relating to transferred employees, financial, accounting, operation and technical matters; but excluding records relating solely to any Excluded Asset (as hereinafter defined);

          1.1.6 All of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Station Assets and all similar rights against third parties relating to items included in the Station Assets;

          1.1.7 All real property owned by Seller together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon used in connection with the Station's operations as more fully described in Schedule 1.1.7 hereto, together with any additions thereto between the date hereof and the Closing Date ("Owned Real Estate");

          1.1.8 All rights and interests of Seller under any and all of the leases of real property

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used in connection with the Station's operations (the "Leased Real Estate")
(collectively with the Owned Real Estate, the "Real Estate") which Leased Real Estate is identified and described in Schedule 1.1.8;

          1.1.9 All such other assets, properties, interests and rights owned by Seller that are used in connection with the business and operation of the Station or that are located as of the Closing Date on the Real Estate, except Excluded Assets; and

          1.1.10 All of Seller's rights in and to all causes of action for any past infringement of any of the Intellectual Property.

     1.2  Excluded Assets.   Notwithstanding anything to the contrary contained
          ---------------
herein, it is expressly understood and agreed that the Station Assets shall not include the following assets or any right, title or interest therein (the "Excluded Assets"):

          1.2.1 All cash and cash equivalents of Seller on hand and/or in any of Seller's banks or saving accounts and any stocks, bond, certificates of deposit and similar investments of Seller;

          1.2.2 All accounts receivable or notes receivable letters of credit or other similar items of Seller.

          1.2.3 All tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business of Seller between the date hereof and the Closing Date, as permitted hereunder;

          1.2.4 All Contracts that have terminated or expired on or prior to the Closing Date in the ordinary course of business of Seller;

          1.2.5 Seller's corporate seals, minute books, charter, limited liability company and/or partnership documents, corporate stock record books and such other books and records as

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pertain to the organization, existence, share capitalization or partnership interests of Seller and duplicate copies of such financial records as are necessary to enable Seller to file its tax returns and reports as well as any other records or materials relating to Seller generally;

          1.2.6 Contracts of insurance, including the cash surrender value thereof, and all insurance proceeds or claims made by Seller arising or related to the Station Assets prior to Closing (except to the extent made after the date hereof with respect to Station Assets);

          1.2.7 The Employee Benefit Plans (as defined hereinafter) and the assets thereof;

          1.2.8  The consideration received by Seller hereunder;

          1.2.9 All contracts entered into before the date of this Agreement and not listed in Schedule 1.1.3.;

          1.2.10 Those specific assets identified on the Excluded Assets Schedule attached to this Agreement as Schedule 1.2.10;

          1.2.11 Except as described in Section 1.1.10, all of Seller's rights in and to all causes of action; and

          1.2.12 Any and all claims, rights and interest of Seller in and to any
(i) tax refunds of any nature whatsoever or (ii) deposits or utility deposits, which, in each case relate to the period prior to the Closing.

                                   ARTICLE 2

                           ASSUMPTION OF OBLIGATIONS
                           -------------------------

     2.1  Assumption of Obligations.  Subject to the provisions of this Section
          -------------------------
2.1 and Section 2.2, on the Closing Date, Buyer shall assume and undertake to pay, satisfy, discharge and perform the obligations and liabilities of Seller arising or to be paid, satisfied, discharged or performed after

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the Closing Date under the Contracts referred to in Section 1.1.3 hereto in effect on the Closing Date, and all liabilities and obligations that arise from the ownership or operation of the Station Assets after the Closing Date. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

     2.2  Retained Liabilities.   Notwithstanding anything contained in this
          --------------------
Agreement to the contrary, Buyer does not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the execution of this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability or obligation of the Seller other than the Assumed Liabilities, including any of the following liabilities or obligations of the Seller (the "Retained Liabilities"):

          2.2.1 All obligations or liabilities of Seller or any predecessor or Affiliate of Seller which relate to any of the Excluded Assets;

          2.2.2 Other than taxes expressly allocated pursuant to other provisions of this Agreement, tax liabilities of any and all kinds (federal, state, local, and foreign) of Seller including, without limitation, any liabilities for taxes on or measured by income, liabilities for withheld federal and state income taxes and employee F.I.C.A. (Federal Insurance Contribution
Act) or employer F.I.C.A., and liabilities for income taxes arising as a result of the transfer of the Station Assets or otherwise by virtue of the consummation of the transactions contemplated hereby.

          2.2.3 All liabilities or obligations of Seller owed to any of its Affiliates (as hereinafter defined);

          2.2.4 All liabilities or obligations arising out of any breach by Seller or any

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predecessor or Affiliate of Seller of any of the terms or conditions of any provision of any Real Estate Lease or Contract;

          2.2.5 All liabilities and obligations of Seller or any predecessor or Affiliate of Seller resulting from, caused by or arising out of, any violation of law;

          2.2.6 Any claims, liabilities, and obligations of Seller as an employer, including, without limitation, liabilities for wages, supplemental unemployment benefits, vacation benefits, severance benefits, retirement benefits, COBRA benefits, FAMLA benefits, WARN obligations and liabilities, or any other employee benefits, withholding tax liabilities, workers' compensation, or unemployment compensation benefits or premiums, hospitalization or medical claims, occupational disease or disability claims, or other claims attributable in whole or in part to employment or termination by Seller or arising out of any labor matter involving Seller as an employer, and any claims, liabilities and obligations arising from or relating to the Employee Benefit Plans.

          2.2.7 Any claims, liabilities, losses, damages, or expenses relating to any litigation, proceeding, or investigation of any nature arising out of the operations of the Station on or prior to the Closing Date including, without limitation, any claims against or any liabilities for injury to or death of persons or damage to or destruction of property, any workers' compensation claims, and any warranty claims.

          2.2.8 Except as provided in Section 3.3, any accounts payable, other indebtedness, obligations or accrued liabilities of Seller.

          2.2.9 Any liabilities or obligations resulting from the failure to comply with or imposed pursuant to any environmental protection, health, or safety laws or regulations or resulting from the generation, storage, treatment, transportation, handling, disposal, release of hazardous

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substances, solid wastes, and liquid and gaseous matters by Seller and by any other person in relation to Seller or the Station, including, without limitation, any liability or obligation for cleaning up waste disposal sites from or related to acts or omissions on or prior to the Closing Date.

          2.2.10 Any fees and expenses incurred by Seller in connection with negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Seller's attorneys, accountants, consultants and brokers.

                                   ARTICLE 3

                                 CONSIDERATION
                                 -------------

     3.1  Delivery of Consideration.  In exchange for the Station Assets, in
          -------------------------
addition to the assumption of certain obligations of Seller pursuant to Section
2.1 above, Buyer shall, subject to Articles 11 and 12 hereof, at the Closing (as hereinafter defined) deliver to Seller: Thirty Two Million Four Hundred Thousand Dollars ($32,400,000.00) (subject to adjustment pursuant to the provisions of Section 3.3, the "Purchase Price"); by wire transfer of immediately available funds, adjusted pursuant to the provisions of Section 3.3.

     3.2  Allocation of Consideration.  Within thirty (30) days after the
          ---------------------------
Closing Date, Seller and Buyer shall negotiate in good faith an allocation of the total consideration among the Station Assets that complies with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Allocation"). If the Allocation is not agreed upon within thirty (30) days after the Closing Date, Buyer will order an appraisal of the Station Assets from Broadcast Investments Analysts ("BIA") and BIA will determine the Allocation. The appraisal, if required, shall be provided to Seller within forty five (45) days after it is ordered. Buyer and Seller agree to prepare and file all income tax

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returns (including, if applicable, Form 8594) in a manner consistent with the
Allocation and will not in connection with the filing of such returns make any allocation that is contrary to the Allocation. Buyer and Seller agree to consult with each other with respect to all issues related to the Allocation in connection with any tax audits, controversy or litigation. The fees for BIA shall be borne equally by Buyer and Seller.

     3.3  Allocations and Prorations.
          --------------------------

          3.3.1 (i) The operation of the Station and the income and expenses attributable thereto through 11:59 p.m. on the day prior to the Closing Date (the "Effective Time") shall be for the account of Seller and thereafter shall be for the account of Buyer. Expenses for goods and services received both before and after the Effective Time, utilities charges, ad valorem, real estate, property and other taxes (other than income taxes, which shall be Seller's sole responsibility for all taxable periods ending prior to and including the Effective Time, and those taxes arising from the sale and transfer of the Station Assets, which shall be paid as set forth in Section 13.2), income and expenses under the Contracts (other than Trade Agreements), prepaid expenses, music and other license fees (including any retroactive adjustments thereof), wages, salaries, and other employee benefit expenses (whether such wages, salaries or benefits are current or deferred expenses) (including, without limitation, liabilities accrued up to the Effective Time for bonuses, commissions, vacation pay, payroll taxes, workers' compensation and social security taxes) and rents and similar prepaid and deferred items shall be prorated between Seller and Buyer using generally accepted accounting principles in the United States in accordance with the foregoing. Notwithstanding the foregoing, no proration shall be made with respect to (a) severance or sick leave with respect to any employee or (b) any prepaid expense or other deferred item unless Buyer will receive a benefit in

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respect of such prepayment or deferral after the Effective Time.


(ii) For purposes of this Section 3.3.1, ad valorem and other real estate taxes shall be apportioned on the basis of the taxes assessed for the most recently-completed calendar year, with a reapportionment as promptly as practicable after the tax rates and real property valuations for the calendar year in which the Closing occurs can be ascertained. In addition, Buyer shall be entitled to a credit in this proration process for the amount of any taxes (or other governmental charges) that are due and payable by Seller, but are being contested by Seller in good faith in appropriate proceedings and are secured by Liens on the Station Assets that have not been removed as of or before the Closing (but once such amounts are finally determined, Buyer shall use such credit to remove such liens and return to Seller the excess of (a) the amount of such credit minus (b) the amount of such taxes or other governmental charges as
            -----
finally determined, or Seller shall pay to Buyer the deficiency, as appropriate).

(iii) To the extent that the aggregate liability of the Station at the Closing for unperformed time under the Trade Agreement (the "Trade Liabilities") exceeds by $25,000 the value of the goods and services to be received by the Station or Buyer after the Closing under the Trade Agreements (the "Trade Receivables"), the Purchase Price payable at Closing shall be reduced by the amount over $25,000 by which the Trade Liabilities exceed the Trade Receivables (the "Trade Imbalance"). No adjustment to the Purchase Price shall be made if the Trade Imbalance is less than or equal to $25,000.

          3.3.2 Allocation and proration of the items set forth in Subsection 3.3.1 above shall be made by Buyer and a statement thereof given to Seller within thirty (30) days after the Closing

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Date. Seller shall give written notice of any objection thereto within twenty
(20) business days after delivery of such statement, detailing the reason for such objection and stating the amount of the proposed final allocation and proration. If a timely objection is made and the parties cannot reach agreement within thirty (30) days after receipt of the objection as to the amount of the final allocation and proration, the matter shall be referred to Arthur Andersen, L.L.P. (the "Independent Auditor") to resolve the matter, whose decision will be final and binding on the parties, and whose fees and expenses shall be borne by Buyer and Seller in accordance with the following: each party shall pay an amount equal to the sum of all fees and expenses of the Independent Auditor on a proportional basis taking into account the amount of the net allocation and proration proposed by each of Buyer and Seller and the amount of the final allocation and proration determined by the Independent Auditor (for example, if Buyer proposed a payment of $10 to Seller, Seller proposed a payment of $100, and the Independent Auditor proposed a payment of $30, Buyer would pay 20/90ths of the Independent Auditor's fees and Seller would pay 70/90ths of those fees based on the $90 in dispute between the parties). Within five business days following a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this
Section 3.3.

                                   ARTICLE 4

                                    CLOSING
                                    -------

     4.1. Closing.  The consummation of the transactions contemplated herein
          -------
(the "Closing") shall occur, except as otherwise mutually agreed upon by Buyer and Seller, (i) within ten (10) business days after the FCC Consent (as hereinafter defined) to the assignment of the FCC Licenses or (ii) at such later date that all other terms and conditions as set forth in Articles 11 and 12 have

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been satisfied, or (iii) such other date as may be mutually agreed to by the parties ("Closing Date"). The Closing shall be held in the offices of Leibowitz & Associates, P.A., One SE Third Avenue, Suite 1450, Miami, Florida, 33131, or at such place as the parties hereto in writing may agree.

                                    ARTICLE 5

                              GOVERNMENTAL CONSENTS
                              ---------------------

     5.1  FCC Consent. It is specifically understood and agreed by Buyer and
          -----------
Seller that the Closing and the assignments of the FCC Licenses and the transfer of the Station Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC ("FCC Consent").

     5.2  FCC Applications. Within ten (10) business days after the execution of
          ----------------
this Agreement, Buyer and Seller shall file applications with the FCC for the FCC Consent ("FCC Applications"). Buyer and Seller shall prosecute the FCC Applications with all reasonable diligence and otherwise use their respective best efforts to obtain the FCC Consent as expeditiously as practicable, including actions by Buyer, at its sole cost and expense, to satisfy or cause to be removed or prevent the imposition of all Divestiture Conditions, including to divest itself or cause any Affiliate of Buyer to divest itself of any media business or interest therein. The failure by either party to use best efforts to timely file or diligently prosecute its portion of any application or, in the case of Buyer, the failure to satisfy or cause to be removed or prevent the imposition of all Divestiture Conditions on or before the Termination Date shall be a material breach of this Agreement.

                                    ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

     6.1  Representations and Warranties of Seller. Seller represents and
          ----------------------------------------
warrants to the

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Buyer the following:

          6.1.1   Organization, Good Standing, Etc. (i) Seller is a limited
                  --------------------------------
liability company duly organized and validly existing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                  (ii) Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller, its members and managers. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

          6.1.2   Authority. Assuming the consents contemplated by Sections 5.1
                  ---------
and 6.1.14 have been obtained, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, conflict with or result in any breach of any provision of the organizational documents of Seller, (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of the sale of the Station Assets or otherwise) any material obligation, or result in the loss of any material benefit, or give rise to the creation of any material lien, charge, security interest or encumbrance upon any of the Station Assets under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or

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any material license, lease, agreement or other material instrument or obligation to which Seller or any of its subsidiaries is a party or by which they or any of the Station Assets may be bound or affected; (iii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") applicable to Seller or by which or to which any of the Station Assets is bound or subject. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for consents from or filings with the FCC.

          6.1.3   Financial Statements. Attached as Schedule 6.1.3 are copies of
                  --------------------
the Station's audited balance sheet as of December 31, 1998, and the related income statements and pro forma broadcast cash flow analyses and the internally prepared financial statements including income statements and pro forma broadcast cash flow analyses (such financial statements collectively being referred to as the "Seller's Financial Statements"). The Seller's Financial Statements, except for the pro forma broadcast cash flow analyses, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position, results of operations and changes in cash flow of the Station as of such dates and for the periods then ended (subject, in the case of the unaudited Seller's Financial Statements, to the absence of notes and to normal, recurring adjustments that would not be material in the aggregate).

          6.1.4   Absence of Undisclosed Liabilities. There are no material
                  ----------------------------------
liabilities of any kind whatsoever with respect to the Station (whether absolute, accrued, contingent or otherwise, and

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whether due or to become due), other than liabilities and obligations (i)
provided for or reserved against in the Seller's Financial Statements or (ii) arising after December 31, 1998, in the ordinary course of business and consistent with past experience.

          6.1.5   Compliance with Applicable Laws; FCC Matters. (i) Except as
                  --------------------------------------------
permitted or contemplated hereby, the operations of the Station have been and now are being conducted in substantial compliance in all material respects with each law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on Seller, the Station or its respective properties or assets. No investigation or review by any Governmental Entity with respect to Seller or the Station is pending or, to the Seller's knowledge, is threatened. Without limiting the generality of the foregoing, the operation of the Station complies in all material respects with the Communications Act of 1934, as amended (the "Communications Act"), all rules, regulations and written policies of the FCC thereunder, and all rules and regulations of the FCC and the Federal Aviation Administration applicable to the towers used by the Station (including all rules regulating hazards to air navigation, registration of radio towers, and exposure of humans to non-ionizing radio frequency radiation). In addition, Seller has duly and timely filed, or caused to be filed, with the appropriate Governmental Entities all material applications, reports, statements, fees, documents, registrations, filings or submissions with respect to the operations of the Station and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed. All such filings complied in all material respects with applicable laws when made and no material deficiencies have been asserted with respect to any such filings. All the material required by 47 C.F.R. (S) 73.3526 to be kept in the public inspection files of the Station is in such files. Except as disclosed on Schedule 6.1.5, Seller has no knowledge of any fact or

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circumstance relating to Seller or the Station arising from noncompliance with the Communications Act, or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that could reasonably be expected to (a) disqualify Seller from assigning the FCC Licenses to the Buyer or (b) prevent or delay the consummation by Seller and Buyer of the transactions contemplated by this Agreement.

                  (ii) Schedule 1.1.1 lists all Station Licenses. All Station Licenses are in full force and effect. The Station has been operated in all material respects in accordance with the terms of the Station Licenses. Except for proceedings affecting the radio broadcast industry generally, there are no proceedings pending or, to the Seller's knowledge, threatened with respect to ownership or operation of the Station which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending applications for Station Licenses, the issuance of any cease and desist order, or the imposition of any administrative sanctions by the FCC or any other Governmental Entity with respect to the Station Licenses, or which reasonably may be expected to adversely affect the Station's ability to operate as currently operated or the Buyer's ability to obtain assignment of the Station Licenses. With the exception of operations pursuant to any existing special temporary authorizations from the FCC set out in Section 1.1.1 hereto, and with the further exception of such temporary reduced power operations as are necessary for routine maintenance, the Station operates in conformity with the Station Licenses and within the operating power tolerances specified in 47 C.F.R. (S) 73.1560(b). To Seller's knowledge, no other broadcast station or radio communications facility is causing interference to the Station's transmissions beyond that which is allowed by FCC rules and regulations.

          6.1.6   Litigation. Except as  disclosed on Schedule 6.1.6, (i) there
                  ----------
is no action, suit, inquiry, judicial or administrative proceeding, or arbitration pending or, to the knowledge of Seller, threatened against Seller or the Station or any of the Station Assets or before any arbitrator or Governmental Entity nor are there any investigations relating to Seller or the Station or any of the Station Assets pending or threatened by or before any arbitrator or Governmental Entity; (ii) there is no judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against Seller or the Station or the Station Assets and; (iii) there is no action, suit, inquiry, judicial or administrative proceeding pending or, to Seller's knowledge, threatened against Seller or the Station by a third party relating to the Seller or the Station Assets or any of the transactions contemplated by this Agreement.

          6.1.7   Insurance. Schedule 6.1.7 sets  forth a list of all fire,
                  ---------
liability and other forms of insurance and all fidelity bonds held by or applicable to the Station setting forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage and annual premium. No event has occurred, including, without limitation, the failure to give any notice or information, or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of the insured parties under any such insurance policies. Seller shall cause comparable policies of insurance to remain in effect for acts, omissions and events occurring on or prior to the Closing Date.

          6.1.8.  Real Estate. Except as set forth on Schedules 1.1.7 or 1.1.8,
                  -----------
Seller has good and marketable title to the Owned Real Estate and valid leaseholds in the Leased Real Estate, free and clear of any Liens except for the Permitted Liens. The buildings (or portions thereof), improvements and fixtures that are included in the Real Estate are suitable for their intended use.

Seller has a valid contractual right to use adequate routes of ingress and egress to, from and over all of the Real Estate necessary to operate the Station. Other than Permitted Liens, no improvement on any of the Real Estate encroaches upon any adjacent real property of any other person or entity. Schedules 1.1.7 and 1.1.8 provide the street addresses and/or legal descriptions of the Real Estate.

          6.1.9   Personal Property. Schedule 1.1.2 hereto contains a list of
                  -----------------
all material Tangible Personal Property. Except as disclosed in Schedule 1.1.2, Seller owns and has good and marketable title to all Tangible Personal Property and none of such property is subject to any Liens, other than Permitted Liens. The Tangible Personal Property is in good operating condition (subject to normal wear and tear) and is sufficient to permit the conduct of the business of the Station in compliance with FCC rules and regulations. At Closing, Seller shall own or hold under valid leases all of the Tangible Personal Property and this shall include all of the tangible personal property and fixtures necessary to
conduct the business of the Station as presently conducted.   The Station Assets
to be transferred hereunder constitute all of the assets, rights and properties that are reasonably required for the operation of the Station in compliance with FCC rules and regulations and as it is now conducted.

          6.1.10  Liens and Encumbrances. All of Seller's properties and assets
                  ----------------------
relating to the Station, including leases, are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) Liens for taxes not yet delinquent, (iii) Liens securing indebtedness, all of which Liens will be discharged by Seller at the Closing upon repayment of all amounts due and owing, (iv) Liens incurred in the usual and normal conduct of the business of the Station, which in the aggregate do not materially detract from the value or materially impair the present and continued use of the properties or assets subject thereto, (v) Liens on leases arising from the provisions of such lease, and (vi) zoning ordinances (the Liens referred to in clauses (i) through (vi) being "Permitted Liens").

          6.1.11  Environmental Matters
                  ---------------------

          On the date of this Agreement, except as disclosed on Schedule 6.1.11:

                  (i) To Seller's knowledge, the Real Estate used in connection with the Station and the operations thereon is, and with respect to any predecessor or prior owner, operator or lessee (each a "Predecessor") has been, in substantial compliance with all applicable federal, state and local statutes, codes, rules or regulations as well as common law decisions relating to the environment, natural resources and public or employee health and safety ("Environmental Laws");

                  (ii) To Seller's knowledge, no judicial or administrative proceedings are pending or threatened against Seller or any of the Real Estate used in connection with the Station alleging the violation of or seeking to impose liability pursuant to any Environmental Law. No notice or claim from any Governmental Entity or other person has been given to Seller claiming violation of or alleging any liability under remediation of any Environmental Laws in connection with any of the Real Estate used in connection with the Station or operations thereon;

                  (iii) To Seller's knowledge, there are no facts, circumstances or conditions on the Real Estate or the operations thereon used in connection with the Station or the operations thereon that are reasonably likely to give rise to an environmental claim or result in Environmental Costs and Liabilities (as hereinafter defined);

                  (iv) To Seller's knowledge, all substances, materials or waste that are regulated by federal, state or local government, as well as any petroleum or petroleum derived product, used or generated by Seller or by any Predecessor in connection with the Leased Real Estate used in connection with the Station ("Hazardous Substances"), have been stored, used, treated, and disposed of by such persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities. "Environmental Costs and Liabilities" means any losses, including environmental remediation costs, liabilities, obligations, damages, fines, penalties or judgments, arising from or under any Environmental Law or order of or agreement with any Governmental Entity or other person;

                  (v) To Seller's knowledge, there are not now, nor have there been in the past, on, in or under any Real Estate used in connection with the Station when owned, leased or operated by Seller or, when owned, leased or operated by any Predecessor, any of the following: any (a) underground storage tanks, above- ground storage tanks, dikes or impoundments containing Hazardous Substances, (b) asbestos containing materials, (c) polychlorinated biphenyls or
(d) radioactive substances; and

                  (vi) The Station's operations do not have a significant environmental impact, as defined by 47 C.F.R. (S) 1.1307.

                  6.1.12  Taxes. (i) All Tax Returns (as defined in sub-section
                          -----
(vii) below) that are required to be filed on or before the execution of this Agreement by Seller, have been duly filed on a timely basis under the statutes, rules and regulations of each applicable jurisdiction. All such

Tax Returns are complete and accurate. Except as set forth on Schedule 6.1.12, all Taxes, whether or not reflected on the Tax Returns, which are due with respect to the Seller and any Affiliates have been timely paid by the Seller and/or any such Affiliates, whether or not such Taxes are disputed. For the purposes of this Section, Affiliates shall mean any entity that files a consolidated tax return with Seller.

                  (ii) No claim for assessment or collection of Taxes has been asserted against Seller or any Affiliates. Neither of Seller nor any of its Affiliates is a party to any pending audit, action, proceeding or investigation by any Governmental Entity for the assessment or collection of Taxes nor does Seller or any Affiliate have knowledge of any threatened audit, action, proceeding or investigation.

                  (iii) Neither Seller nor any of its Affiliates has waived or extended any statutes of limitation for the assessment or collection of Taxes. No claim has ever been made by a Governmental Entity in a jurisdiction where Seller or any Affiliate does not currently file Tax Returns that any of Seller or its Affiliates is or may be subject to taxation by that jurisdiction. Nor is Seller or any of its Affiliates aware that any such assertion of tax jurisdiction is pending or threatened. No Liens, other than Permitted Liens (whether filed or arising by operation of law) have been imposed upon or asserted against any of the assets of the Station as a result of or in connection with any failure, or alleged failure to pay any Tax.

                  (iv) Seller has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  (v)   Seller is not a foreign person within the meaning of
Section 1445 of
the Internal Revenue Code (the "Code").

                  (vi)  No payment described in this Agreement is subject to
Section 280G of the Code.

                  (vii) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean all federal, state, local, or foreign income, payroll, Medicare, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, duty, transfer, workers' compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), other tax, charge, fee, levy or assessment of the same or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

          6.1.13  Personnel. Attached as Schedule 6.1.13 is a complete and
                  ---------
correct list as of October 1, 1999 of the names, positions, and location of all employees or other station and broadcast personnel (whether employees or independent contractors or employees of a time broker) of the Station, which sets forth the current salaries of all such employees and the other compensation arrangements with all General Managers, Station Managers, General Sales Managers, Local Sales Managers, National Sales Managers, Program Directors, Business Managers and Traffic Managers (collectively, "Station Management") and all on-the-air broadcast personnel of the Station and indicates which of those employees, Station Management or on-the-air broadcast personnel is a party to an employment or consulting or similar contract with Seller that is not terminable upon not more than 60 days notice without additional cost to the employer.

          6.1.14  Contracts The Contracts are the only contractual agreements
                  ---------
reasonably necessary to carry out the business and operations of the Station as currently conducted. Each Contract with respect to the Station is a valid and binding obligation of Seller, and is in full force and effect. Seller and, to the knowledge of Seller, each other party to such Contract with respect to the Station have performed in all material respects the obligations required to be performed by them and are not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. Schedule 1.1.3 identifies, as to each Contract with respect to the Station listed thereon, whether the consent of the other party thereto is required in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby.

          6.1.15  ERISA Compliance. Neither Seller nor any other trades or
                  ----------------
businesses under common control within the meaning of Section 4001(b)(1) of ERISA (collectively, the "ERISA Group") has contributed or been obligated to contribute to any "multi employer plan" as such term is defined in Section 3(37) or Section 4001 (a)(3) of ERISA except as disclosed on Schedule 6.1.15. Schedule
6.1.15 lists all "employee benefit plans" within the meaning of Section 3(3) of ERISA and bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of the Station maintained by Seller, or as to which Seller (with respect to such individuals) has any liability or obligation (collectively, "Employee Benefit Plans").

          6.1.16  Labor Seller has not agreed to recognize any union or other
                  -----
collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Except as disclosed on Schedule 6.1.16, Seller, with respect to the Station, (i) is and has been in substantial compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours, and plant closing, occupational safety and health and workers' compensation and is not engaged, nor has it engaged, in any unfair labor practices; (ii) has no unfair labor practice charges or complaints pending or threatened against it before the National Labor Relations Board; (iii) has no grievances pending or threatened against it; and (iv) has no charges pending or threatened against it before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or threatened against or affecting the Station. No union organizational campaign or representation petition is currently pending with respect to the employees working for the Station.

          6.1.17  Patents, Trademarks, Etc. Schedule 1.1.4 sets forth all call
                  -------------------------
letters, patents, patent applications, trademarks, trade names, Internet domain names, service marks, trade secrets, applied for, issued, owned or used copyrights and other proprietary Intellectual Property used in the operation of the Station (whether owned, leased or licensed). Seller has not received any notice of any claimed conflict, violation or infringement of such Intellectual Property rights. To Seller's knowledge, none of such material Intellectual Property rights is being infringed by any third party.

          6.1.18  Absence of Certain Changes or Events. Except as contemplated
                  ------------------------------------
or expressly permitted by this Agreement, since December 31, 1998 there has not been (i) any material damage, destruction or loss of any kind with respect to the Station not covered by valid and collectible insurance; (ii) with respect to the Station the execution of any agreement with any Station management or broadcast personnel (whether an employee or independent contractor) providing for his/her employment, or any increase in compensation or severance or termination of benefits payable or to become payable by Seller, to any officer, Station management, or broadcast personnel (whether an employee or independent contractor), or any increase in benefits under any collective bargaining agreement, except in any case in the ordinary course of business consistent with prior practice and except as permitted by Section 8.1.1 (x); or (iii) any change by Seller in its financial or tax accounting principles or methods.

          6.1.19  Commission or Finder's Fees. Neither Seller nor any entity
                  ---------------------------
acting on behalf of Seller has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity other than Star Media Group, Inc., whose fees shall be paid by Seller.

          6.1.20  Full Disclosure. No representation or warranty by Seller
                  ---------------
contained in this Agreement (including the Disclosure Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

          6.1.21  Seller's Financial Condition. Except as indicated in Schedule
                  ----------------------------
6.1.21, no insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its respective assets or properties are pending, or, to Seller's knowledge, threatened, and

Seller has not made any assignment for the benefit of creditors, nor has Seller taken any action with a view to, or which would constitute a basis for, the institution of any such insolvency proceedings.

                                    ARTICLE 7

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

     7.1  Organization and Standing. Buyer is a limited liability company duly
          -------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite authority to carry on its business as now being conducted.

     7.2  Authorization and Binding Obligation. Buyer has all necessary power
          ------------------------------------
and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Station Assets and to carry on the business of the Station upon the consummation of the transactions contemplated by this Agreement. Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on behalf of Buyer and constitute the valid and binding obligation of Buyer, enforceable in accordance with its terms.

     7.3  FCC/DOJ/FTC Matters. There are no facts relating to Buyer or any
          -------------------
Affiliate of Buyer under the Communications Act that could reasonably be expected to disqualify it or any Affiliate of Buyer from qualifying as an assignee of the Station Licenses, that would prevent it from consummating the transactions contemplated by this Agreement or delay the grant of the FCC Consents, or that could reasonably be expected to cause the FCC, the DOJ or the FTC to impose any Divestiture Condition on Buyer or any Affiliate of Buyer (or any person in which Buyer or any Affiliate of Buyer has an attributable interest under FCC rules). It is not necessary for Buyer or any Affiliate of Buyer (or any person in which Buyer or any Affiliate of Buyer has an attributable interest under FCC rules) to seek or obtain any waiver from the FCC, dispose of any interest in any media interest in any media or communications property or interest (including, without limitation, any of the Stations), terminate any venture or arrangement, or effectuate any changes or restructuring of its ownership, including, without limitations, the withdrawal or removal of offices or directors or the conversion or repurchase of equity securities of Buyer or an Affiliate of Buyer or owned by Buyer or any affiliate of buyer (or any person in which Buyer or any Affiliate of Buyer has any attributable interest under FCC rules). As used herein, "Divestiture Condition" means any condition imposed or required by the FCC, DOJ or FTC as a condition for its consent to or approval of the transfer of control of any of the FCC Licenses or otherwise to any transaction contemplated hereby or as a condition for its agreement not to institute litigation or any other proceedings to prevent the transfer of control of any of the FCC Licenses or otherwise to prevent any of the transactions contemplated hereby which would require Buyer or any Affiliate of Buyer (or any person in which Buyer or any Affiliate of Buyer has an attributable interest under FCC rules) to dispose of any interest in any media or communications property or interest (including, without limitation, any of the Stations), terminate any venture or arrangement, or effectuate any change or restructuring of its ownership, including, without limitation, the withdrawal or removal of officers or directors or the conversion or repurchase of equity securities of Buyer or any Affiliate of Buyer or owned by Buyer or any Affiliate of Buyer (or any person in which Buyer or any Affiliate of Buyer has an attributable interest under FCC rules).

     7.4  Absence of Conflicting Agreements or Required Consents. Except as set
          ------------------------------------------------------
forth in Schedule 7.4 hereof, the execution, delivery and performance of this Agreement by Buyer: (i) will not violate or conflict with any of the terms, conditions or provisions of the Certificate of Formation or Regulations of Buyer; (ii) will not require the consent of any third party not affiliated with Buyer;

(iii) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Authority to which Buyer is a party or which is applicable to Buyer, and (iv) will not violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate any material obligation, or result in the loss of any material benefit, under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement or other material instrument or obligation to which Buyer or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or affected.

     7.5  Litigation: Compliance with Law. There is no litigation,
          -------------------------------
administrative action, arbitration or other proceeding, or petition, complaint or investigation before any court or Governmental Authority, pending against Buyer that would adversely affect Buyer's ability to perform its obligations pursuant to this Agreement or the agreements to be executed by Buyer in connection herewith. Buyer has committed no violation of any applicable law, regulation or ordinance or any other requirement of any Governmental Authority or court which would have an adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

     7.6  Commission or Finder's Fees. Neither Buyer nor any entity acting on
          ---------------------------
behalf of Buyer has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto.

     7.7  Full Disclosure. No representation or warranty by Buyer contained in
          ---------------
this Agreement (including the Disclosure Schedules hereto) or in any certificate furnished pursuant to this

Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                    ARTICLE 8

                               COVENANTS OF SELLER
                               -------------------

     8.1  Conduct of Station Prior to the Closing Date:
          --------------------------------------------

          8.1.1 Seller covenants and agrees with Buyer that between the date of this Agreement and (except as otherwise noted below) the Closing Date, the Seller, with respect to the Station shall:

                  (i) use commercially reasonable efforts to maintain its present business organization, keep available the services of its present employees and independent contractors, preserve its relationships with customers and others having business relationships with the Station, and refrain from materially and adversely changing any of its business practices and policies (including but not limited to advertising (including substantially the same amount of cash expenditure), marketing, pricing, purchasing, personnel, sales, and budget practices and policies);

                  (ii) maintain its books of account and records in the usual and ordinary manner and in accordance with generally accepted accounting principles;

                  (iii) notify Buyer if the regular broadcast transmission of the Station from its main transmitting facilities at full authorized effective radiated power is interrupted for a period of more than five consecutive hours or for an aggregate of 10 or more hours in any continuous three-day period;

                  (iv) operate in the usual and ordinary course of business in accordance with past practice and conduct its business in all material respects in compliance with the terms of the Station Licenses and all applicable laws, rules, and regulations, including, without limitation, the applicable rules and regulations of the FCC;

                  (v) use, repair, and, if necessary, replace any of the Station's studio and transmission assets in a reasonable manner consistent with historical practice and maintain the assets in substantially their current condition, ordinary wear and tear excepted;

                  (vi)   maintain insurance in accordance with Section 6.1.7;

                  (vii) not incur any debts, obligations, or liabilities (absolute, accrued, contingent, or otherwise) that include obligations (monetary or otherwise) to be assumed by Buyer that exceed Ten-thousand Dollars ($10,000) individually or Twenty-five Thousand Dollars ($25,000) in the aggregate;

                  (viii) not lease, mortgage, pledge, or subject to a lien, claim, or encumbrance (other than Permitted Liens ) any of the Station Assets or sell or transfer any of the Station Assets without replacing such Station Assets with an asset of substantially the same value and utility;

                  (ix) without the prior consent of Buyer, (a) not modify or extend any Contracts or (b) enter into any new Contract the payments under which exceed Ten-thousand Dollars ($10,000) individually or Twenty-five Thousand Dollars ($25,000) in the aggregate;

                  (x) not make or grant any general wage or salary increase or generally materially modify the employees' terms and conditions of employment, and with respect to any Station Management and on-air personnel, Seller shall not make or grant any wage or salary increase or modify any terms and conditions of employment without the prior consent of Buyer; provided, however, that Seller shall be permitted to make bonus payments to any employees including Station Management and on-air personnel;

                  (xi) not make any change in the accounting principles, methods, or practices followed by it or depreciation or amortization policies or rates;

                  (xii) not make any loans or make any dividends or distributions other than of Excluded Assets;

                  (xiii) other than in the ordinary course of business, not cancel or compromise any debt or claim, or waive or release any right, of material value;

                  (xiv) except as may be required by applicable law, not disclose to any person (other than Buyer and its representatives) any confidential or proprietary information;

                  (xv) use commercially reasonable efforts to maintain the present format of the Station and to broadcast programming consistent with past practices;

                  (xvi) other than in the ordinary course of business, not increase the number of regularly scheduled commercial units run during the day-parts on the Station (other than changes in the number of commercial units run during any day-part as a result of operating difficulties that require commercial units to be broadcast at times other than as scheduled); or

                  (xvii) agree to do any of the foregoing.

     8.2 Seller shall (i) give or cause the Station to give Buyer and Buyer's counsel, accountants, engineers and other representatives, including environmental consultants, reasonable access during normal business hours to all of Seller's properties, books, Contracts, Trade Agreements, reports and records including financial information and tax returns relating to the Station, and to all real estate, buildings and equipment relating to the Station, in order that Buyer may have full opportunity to make such investigation, including but not limited to, environmental assessments, as it desires of the affairs of the Station and
(ii) furnish Buyer with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Station, that Buyer may reasonably request. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Station.

          8.2.1   Interim Financial Statements. Seller shall promptly deliver to
                  ----------------------------
Buyer copies of any monthly, quarterly or annual financial statements relating to the Station's operations that may be prepared or received by Seller during the period from the date hereof through the Closing Date. Such financial statements shall fairly present the financial position and results of operations of the Station as of the dates and for the periods indicated, and if prepared by or on behalf of Seller, shall be prepared on a basis consistent and in accordance with the basis upon which the financial statements in Section 6.1.3 were prepared.

     8.3  Other Consents. Seller will use its commercially reasonable efforts to
          --------------
obtain all consents, authorizations, or approvals required for the consummation of the transactions contemplated by this Agreement provided however that Seller shall not be required to make any payments other than those already required under the Contracts in consideration for goods or services provided to Seller on or before the Effective Time.

     8.4  No Inconsistent Action. Seller shall not take any action which is
          ----------------------
inconsistent with its obligations under this Agreement.

     8.5  Notification. Seller shall promptly notify Buyer in writing of (i) the
          ------------
failure of Seller or any employee or agent of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with hereunder; (ii) the occurrence of any event that would entitle Buyer to terminate this Agreement pursuant to Section 15.1; or (iii) any overt threat or actual resignation or termination of any Station Management or over-the-air personnel at the Station.

     8.6  Updating of Schedules [Intentionally Omitted]
          ----------------------------------------------

     8.7  Enforcement of Agreements. [Intentionally Omitted]
          --------------------------

     8.8  FCC Filings. Seller shall file or cause to be filed on a current basis
          -----------
until the Closing Date all applications, fees, reports and documents required to be filed with the FCC with respect to the Station. Copies of each such application, fee filing, report and document filed between the date hereof and the Closing Date shall be furnished to Buyer promptly after its filing.

     8.9  Updating of Information. Between the date of this Agreement and the
          -----------------------
Closing Date, Seller will deliver to Buyer, such information relating to the operation of the Station, as may be reasonably requested by Buyer, including monthly billing and expense data which will be delivered by the tenth day of the next month.

                                    ARTICLE 9

                               COVENANTS OF BUYER
                               ------------------

     9.1  Notification. Buyer shall promptly notify Seller in writing of (i) any
          ------------
litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer or any Affiliate of Buyer which challenges or could affect the ability of Buyer to consummate the transactions contemplated hereby or (ii) the failure of Buyer, or any employee or agent of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or be satisfied by it hereunder and (iii) the occurrence of any event that would entitle Seller to terminate this Agreement pursuant to Section 15.1. If Buyer or any Affiliate of Buyer becomes aware of any fact relating to the qualifications of Buyer or any of its Affiliates that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the FCC Licenses, Buyer shall promptly notify Seller thereof and shall use its commercially reasonable efforts to take such steps as my be necessary to remove any such impediment to the transactions contemplated by this Agreement; including without limitation steps to satisfy or cause to be removed or prevent the imposition of all Divestiture Conditions, including to divest itself or cause any Affiliate of Buyer to divest itself of any media business or interest therein.

     9.2  No Inconsistent Action. Buyer shall not take any action which is
          ----------------------
inconsistent with its obligations under this Agreement.

     9.3  Post-Closing Access. Buyer, for a period of one (1) year following the
          -------------------
Closing Date, shall make available during normal business hours for audit and inspection by Seller and its representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence transferred to it hereunder relating to the pre-closing period. All information, records, files, documents and correspondence made available or disclosed under this Section 9.3 shall be kept confidential.

     9.4  Other Consents. Buyer will use reasonable commercial efforts to obtain
          --------------
all necessary consents, authorizations, or approvals, in each case, required for Buyer's consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 10

                                 JOINT COVENANTS
                                 ---------------

     Buyer and Seller covenant and agree that they shall act in accordance with the following:

     10.1 Confidentiality. Buyer and Seller shall each keep confidential all
          ---------------
information obtained by them with respect to the other party hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby except to the extent required or useful in connection with any claim made with respect to the transactions contemplated by this Agreement or the negotiation thereof. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, or (ii) is or becomes publicly known through no fault of the receiving party or its agents, or (iii) is required to be disclosed pursuant to an order or request of a judicial or government authority (provided the non-disclosing party is given reasonable prior notice such that it may seek, at its expense, confidential treatment of the information to be disclosed), (iv) is developed by the receiving party independently of the disclosure by the disclosing party or (v) is required to be disclosed under applicable law or rule, as determined by counsel for the receiving party.

     10.2 Cooperation. Buyer and Seller shall cooperate fully with one another
          -----------
in taking any actions, including actions to obtain the required consent of any Governmental Authority, including the FCC, or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement.

     10.3 Control of Station. Prior to Closing, Buyer shall not, directly or
          ------------------
indirectly, control
or direct the operations of the Station.

     10.4 Bulk Sales Laws. Buyer hereby waives compliance by Seller with the
          ---------------
provisions of the "bulk sales" or similar laws of any state. Seller shall indemnify Buyer and hold it harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorney's fees) sustained by Buyer as a result of any failure of Seller to comply with any "bulk sales" or similar laws.

     10.5 Public Announcements. Neither Buyer nor Seller shall issue any press
          --------------------
release or make any disclosure with respect to the transaction contemplated by this Agreement without the prior written approval of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

     10.6 [Intentionally Omitted]

     10.7 Employee Matters. (i) Commencing with the execution of this Agreement,
          ----------------
Seller shall make available the Station's personnel during normal business hours for Buyer to interview prior to the Closing Date. At least five (5) days prior to Closing, Buyer shall notify Seller of the names of the employees to whom Buyer shall offer employment (herein referred to as "Transferred Employees"). Seller hereby consents to Buyer making such offers of employment relating to the Station subject to the Closing. Seller shall be responsible for all obligations or liabilities to those employees not offered employment by Buyer, and Buyer shall have no obligations with respect to those employees (herein referred to as Retained Employees).

            (ii) Prior to the Closing Date, Buyer shall submit confirmation letters to Station Management, on-air talent and other key employees to whom it intends to offer employment, which confirmation letters shall set forth the terms of employment currently in effect between said employee and Seller, including, but not limited to, matters concerning salary, bonuses, vacation time, non-compete provisions (if any), benefits, termination rights, loans (if any) and any other pertinent provisions thereof. Receipt of the confirmation letters signed by the respective management, on-air talent and other key employees is a condition precedent to Buyer making any offers of continued employment.

     10.8 Condition of Real Estate. Buyer may, at its sole expense, conduct
          ------------------------
environmental studies (including a Phase I Environmental Study), title examinations, and land surveys (the "Studies") of the Real Estate.

     10.9 Indemnification.
          ---------------

          (i)   Indemnification of Buyer. From and after the Closing and subject
                ------------------------
to the provisions of this Section 10.9, Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

          (ii)  Indemnification of Seller. From and after the Closing and
                -------------------------
subject to the provisions of this Section 10.9, Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

          (iii) Defense of Third Party Claims. An Indemnified Party shall give
                -----------------------------
prompt written notice to any entity or person who is obligated to provide indemnification under Subsection (i) or (ii) above (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Section 10.9 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third party action on such terms as it deems appropriate; provided, however, that:

                (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third party action (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if (1) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third party action, (2) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third party action, (3) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (4) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

                (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party of if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;

                (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third party action; and

                (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third party action
(1) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (2) to the extent the third party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided,
                                                                     --------
however, that the Indemnified Party shall make no settlement, compromise,
-------
admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

     The parties hereto shall extend reasonable cooperation in connection with the defense of any third party action pursuant to this Section 10.9 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

          (iv)  Direct Claims. In any case in which an Indemnified Party seeks
                -------------
indemnification hereunder which is not subject to Subsection (iii) because no third party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified costs which such Indemnified Party claims are subject to indemnification under the terms hereof.

Subject to the limitations set forth in Subsection (v)(b), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

          (v)  Limitations. The following provisions of this Section 10.9 shall
               -----------
limit the indemnification obligations hereunder.

               (a) Minimum Loss. The Indemnifying Party shall not be required to
                   ------------
indemnify the Indemnified Party for any Indemnified Costs unless and until the aggregate amount of such Buyer Indemnified Costs for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 10.9 exceeds $100,000 (the "Minimum Loss"). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Costs in excess of (but not including ) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Subsection (v).

               (b) Limitation as to Time. No Indemnifying Party shall be liable
                   ---------------------
for any Indemnified Costs pursuant to this Section 10.9 unless a written claim for indemnification in accordance with Subsections (iii) or (iv) is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Wilmington, Delaware time one (1) year after the Closing Date.

               (c) Limited Recourse. The aggregate liability of Seller or Buyer
                   ----------------
pursuant to this Section 10.9 shall be limited to $1,620,000.

               (d) Sole and Exclusive Remedy. Seller and Buyer each acknowledge
                   -------------------------
and agree that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, such party's sole and exclusive remedy with respect to Indemnified Costs and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated hereby and by any of the other Transaction Documents shall be in accordance with, and limited by, the provisions set forth in this Section 10.9.

                  (vi) Definitions. As used herein:
                       -----------

                       (a) "Buyer Indemnified Parties" means Buyer, its members, managers, employees and its Affiliates;

                       (b) "Seller Indemnified Parties" means Seller, its members, managers, employees and its Affiliates;

                       (c) "Buyer Indemnified Costs" means all costs, losses and damages (including reasonable attorney fees) incurred by Buyer or such affiliates or assigns as a result of or arising out of (1) the material breach by Seller of any of its representations and warranties contained in this Agreement, (2) the material failure by Seller to perform its covenants set forth in this Agreement, (3) the conduct of the operations of the Station or the use or ownership of the Station Assets on or before the Closing Date, including any and all liabilities arising under any of the Station Licenses or Contracts which relate to events occurring prior to the Closing Date, and (4) any and all obligations or liabilities of Seller under any contract or agreement not expressly assumed by Buyer; and

                       (d) "Seller Indemnified Costs" means all costs, losses and damages (including reasonable attorney fees) incurred by Seller or such affiliates or assigns as a result of or arising our of (1) the material breach by Buyer of any of its representations and warranties contained in this Agreement, (2) the material failure by Buyer to perform its covenants set forth in this

Agreement, (3) the conduct of the operations of the Station or the use or ownership of the Station Assets after the Closing Date, including any and all liabilities arising under any of the Station Licenses which relate to events occurring after the Closing Date, and (4) any and all obligations or liabilities of Seller under any contract or agreement assumed by Buyer pursuant to the terms hereof.

     10.10  Unwind Arrangements. In the event that the Closing occurs hereunder
            -------------------
prior to the receipt of a Final Order (as hereinafter defined) and upon the receipt of an FCC order requiring Buyer to return the FCC Licenses to Seller, Seller agrees that upon Seller's receipt of the Station Assets (including the FCC Licenses), Seller shall return the Purchase Price to Buyer. In such event, Seller and Buyer agree to cooperate to return the Station Assets to Seller, the Purchase Price to Buyer and to otherwise place the parties in the same positions as they were in immediately prior to the Closing and to ensure that neither party has been otherwise economically damaged. For purposes of this Section, "Final Order" means action by the FCC granting an application contemplated by this Agreement which is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action no timely request for stay, petition for rehearing, or reconsideration, application for review or appeal is pending, and as to which the time for filing any such request, petition or appeal or reconsideration by the FCC on it own motion has expired.

                                   ARTICLE 11

                         CONDITIONS OF CLOSING BY BUYER
                         ------------------------------

     The obligations of Buyer hereunder are, at its option, subject to the satisfaction (or waiver in writing by Buyer), at or prior to the Closing Date, of all of the following conditions:

     11.1 Representations and Warranties. All representations and warranties of
          ------------------------------
Seller made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete as of the date hereof and on and as of the Closing Date as if made on and as of that date, except with respect to such representations and warranties, (a) for changes expressly permitted or contemplated by the terms of this Agreement or (b) to the extent that any inaccuracies in such representations and warranties that have not been waived by Buyer in the aggregate would not have a material effect on the business, operations, properties, financial condition, results of operations, or assets of the Station.

     11.2 Compliance with Agreement. All, covenants required to be performed by
          -------------------------
Seller on or prior to the Closing Date shall have been performed in all material respects on or prior to the Closing Date, except to the extent that any breaches of such performance that have not been waived by Buyer in the aggregate would not have a material adverse effect on the business, operations, properties, financial conditions, results of operations, or assets of the Station.

     11.3 Third Party Consents and Approvals; Estoppel Certificates. Seller
          ---------------------------------------------------------
shall have obtained all third-party consents and approvals, if any, required for the transfer or continuance, as the case may be, of the Contracts that have been denoted as material on Schedule 1.1.3 (and contracts that would have been on Schedule 1.1.3 had they been in existence on the date of this Agreement) and, upon Buyer's written request provided to Seller no later than ten (10) business days following execution of this Agreement, such third parties shall have provided estoppel certificates, non-disturbance agreements, and/or written clarifications of the rights of Buyer thereunder, all in form and substance reasonably satisfactory to Buyer.

     11.4 Closing Certificates.  Buyer shall have received a certificate, dated
          --------------------
as of the Closing Date, from the Seller, executed by the manager of Seller to the effect of Sections 11.1 and 11.2.

     11.5 Governmental Consents.
          ---------------------

          11.5.1  FCC. The FCC  Consent shall have been issued by the FCC
                  ---
without any conditions that would otherwise permit Buyer to terminate this Agreement pursuant to Section 15.1(v) below. Notwithstanding the foregoing or any provision of this Agreement, any Divestiture Condition imposed or requested by the FCC, DOJ or FTC shall not constitute a materially adverse condition with respect to Buyer (or any Affiliate of Buyer) and shall not excuse Buyer from its obligation to consummate the transactions contemplated hereby, and the failure of the Closing to occur by reason of the imposition or request of such a Divestiture Condition or the failure of Buyer to discharge, satisfy or remove such Divestiture Condition shall be deemed a material breach by Buyer of its performance obligations under this Agreement.

          11.5.2  [Intentionally Omitted]
                   ---------------------

          11.5.3  Other Consents. All other material authorizations, consents,
                  --------------
approvals, and clearances of federal, state, or local Governmental Entities required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

     11.6 Adverse Proceedings. No injunction, order, decree or judgment of any
          -------------------
court, agency or other Governmental Entities shall have been rendered against Seller or Buyer which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; provided, however, that if the foregoing impediment could have been removed or otherwise avoided by the satisfaction of a Divestiture Condition, Buyer shall be deemed to be in material breach of its performance obligations under this Agreement.

     11.7 Closing Documents. Seller shall have executed and delivered or caused
          -----------------
to be delivered to Buyer, on the Closing Date (i), all special warranty deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer consistent with the terms hereof and otherwise reasonably satisfactory in form and substance to Buyer, effecting the sale, transfer, assignment and conveyance of the Station Assets to Buyer and
(ii) all other documents, instruments, certificates and agreements required of Seller under the terms of this Agreement.

     11.8 [Intentionally Omitted]
           ---------------------

     11.9 Opinion of Counsel. Buyer shall have received a written opinion of
          ------------------
Seller's counsel dated as of the Closing Date as to the matters set forth in
Schedule 11.9 hereto in form and substance reasonably satisfactory to Buyer.

                                   ARTICLE 12

                         CONDITIONS OF CLOSING BY SELLER
                         -------------------------------

     The obligations of Seller hereunder are subject to the satisfaction (or waiver in writing by Seller), at or prior to the Closing Date, of all of the following conditions:

     12.1 Representations, Warranties and Covenants. All representations and
          -----------------------------------------
warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement and except those given as of a specified date.

     12.2 Compliance with Agreement. All covenants, required to be performed by
          -------------------------
Buyer on or prior to the Closing Date shall have been performed in all material respects on or prior to the Closing Date.

          12.2.1  Certifications, etc. Seller shall have received a certificate,
                  -------------------
dated as of the Closing Date, from the Buyer, executed by the Manager of Buyer to the effect of Sections 12.1 and 12.2.

     12.3 Governmental Consents.
          ---------------------

               12.3.1  FCC.  The FCC Consent shall have been issued by the FCC,
                       ---
without any conditions that would otherwise permit Seller to terminate this Agreement pursuant to Section 15.

               12.3.2  [Intentionally Omitted]
                        ---------------------

               12.3.3  Other Consents.  All other material authorizations,
                       --------------
consents, approvals, and clearances of federal, state or local Governmental Entities required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

     12.4 Adverse Proceedings.  No injunction, decree or judgment of any court,
          -------------------
agency or other governmental entities shall have been rendered against Buyer or Seller which would render it unlawful, as of the Closing date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     12.5 Closing Documents.  Buyer shall have delivered or caused to be
          -----------------
delivered to Seller, on the Closing Date, an assumption agreement with respect to Assumed Liabilities reasonably satisfactory in form and substance to Seller and such other documents, instruments, certificates, and agreements required of Buyer under the terms of this Agreement or necessary to effectuate the consummation of the transactions contemplated by this Agreement.

     12.6 Seller shall have received a written opinion of Buyer's counsel dated as of the Closing Date as to the matters set forth in Schedule 12.6 hereto in form and substance reasonably satisfactory to Seller.

                                  ARTICLE 13

                       TRANSFER TAXES: FEES AND EXPENSES
                       ---------------------------------

     13.1 Expenses. Except as set forth in Sections 13.2 and, 13.3  below, each
          --------
party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     13.2 Transfer Taxes and Similar Charges.  All costs of transferring the
          ----------------------------------
Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by Buyer and Seller. Buyer and Seller shall, in good faith, attempt to calculate all such taxes and fees prior to Closing and to settle their respective obligations therefore on or before the Closing Date in accordance with, and as part of Section 3.3.

     13.3 Governmental Filing or Grant Fees.  Any filing or grant fees imposed
          ---------------------------------
by any governmental authority the consent of which is required for the consummation of the transactions contemplated hereby, including but not limited to, the FCC, the FTC, and the Department of Justice shall be borne equally by Buyer and Seller.

                                  ARTICLE 14

           ESCROW DEPOSIT, LIQUIDATED DAMAGES, SPECIFIC PERFORMANCE
           --------------------------------------------------------

     14.1 Escrow Deposit. Within ten (10) business days of the execution and
          --------------
delivery of this Agreement by all parties hereto, Buyer will deposit with Star Media Group ("Earnest Money Escrow Agent"), an irrevocable letter of credit in the amount of One Million Six Hundred Twenty Thousand Dollars ($1,620,000.00) (the "Earnest Money Escrow Deposit"). The Earnest Money Escrow Deposit shall be held and disbursed by Earnest Money Escrow Agent pursuant to the terms of the Earnest Money Escrow Agreement, appended hereto as Exhibit 14.1 (the "Earnest Money Escrow Agreement"), which Earnest Money Escrow Agreement has been entered into by the Seller, Buyer and Earnest Money Escrow Agent. At Closing, the Earnest Money Escrow Deposit shall be returned to Buyer; provided, however, that if the Closing does not occur because Buyer materially breached this Agreement or defaulted in the performance of any of its material obligations hereunder and Seller has not breached this Agreement or defaulted in the performance of any of its material obligations hereunder, Buyer and Seller shall execute written instructions to the Earnest Money Escrow Agent directing it to deliver the Earnest Money Escrow Deposit to Seller as liquidated damages, as provided in Section 14.2. If the Closing does not occur because Seller materially breached this Agreement or defaulted in the performance of any of its material obligations hereunder and Buyer has not breached this Agreement or defaulted in the performance of any of its material obligations hereunder, Buyer and Seller shall execute written instructions to the Earnest Money Escrow Agent directing it to deliver the Earnest Money Escrow Deposit to Buyer and Buyer may seek specific performance of this Agreement, as provided in Section 14.3

     14.2 Liquidated Damages.  If this Agreement is terminated by Seller
          ------------------
pursuant to Section 15.1 (ii)(b), the Parties agree and acknowledge that Seller will suffer damages that are not practicable to ascertain. Accordingly, in such event, Seller shall be entitled to the sum of $1,620,000 as liquidated damages, payable solely and exclusively through the Earnest Money Escrow Agreement. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement pursuant to Section 15.1 (ii)(b). Seller agrees that, to the fullest extent permitted by law, the right to receive the Earnest Money Escrow Deposit shall be its sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that Seller may suffer or allege to suffer as a result of any claim or cause of action asserted by Seller relating to or arising from breaches of the representations, warranties or covenants of Buyer contained in this Agreement and to be made or performed at or prior to the Closing. Except for a termination pursuant to Section 15.1 (ii)(b) (for which the sole recourse of Seller shall be as provided in this Section 14.2) or pursuant to Section 15.1(i) (for which no party shall have any liability to the other), the termination of this Agreement shall not relieve the Parties for any liability or obligation relating to their breaches of this Agreement occurring prior to such termination.

     14.3  Specific Performance.  In addition to any other remedies which Buyer
           --------------------
may have at law or in equity, Seller hereby acknowledges that the Station Assets are unique, and that the harm to Buyer resulting from a breach by Seller of its obligations to sell the Station Assets to Buyer cannot be adequately compensated by damages. Accordingly, Seller agrees that, in the event Buyer has the right to terminate this Agreement pursuant to Section 15.1 (ii)(a), Buyer shall have the right to have this Agreement specifically performed by Seller and in such event hereby agrees not to assert any objections to the imposition of remedy of specific performances by any court of competent jurisdiction.

                                  ARTICLE 15

                              TERMINATION RIGHTS
                              ------------------

     15.1 Termination.   This Agreement may be terminated at any time prior to
          -----------
Closing as follows:

          (i)  by the mutual consent of Buyer and Seller;

          (ii) by written notice of (a) Buyer to Seller if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty
(30) days of the date of notice of breach or default served by Buyer or (b) Seller to the Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the notice of breach or default served by Seller; but such notice and cure period shall not apply in the case of Buyer's or Seller's failure to consummate the transactions in accordance with the terms and times specified in Section 4.1 of this Agreement; provided, however, that (x) there shall be no cure period for Buyer's failure to obtain all funds on or prior to the Closing Date necessary to pay the Purchase Price (which failure shall constitute a material breach hereunder) and (y) in no event may the cure period be extended beyond the Termination Date in the event the breach being cured by Buyer relates to one or more Divestiture Conditions;

          (iii) by Buyer or Seller by written notice to the other, if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift and in the case any such order, decree, ruling or action relates to a Divestiture Condition, at the sole cost and expense of Buyer), in each case permanently restraining, permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (iv) by the party whose qualifications are not at issue, if, for any reason, the FCC denies or dismisses any of the FCC Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review; or

          (v) by written notice of Buyer to Seller if the FCC Consent contains a condition (other than a Divestiture Condition) that materially reduces the value of this transaction to Buyer and the time for reconsideration or court review under the Communications Act with respect to such condition(s) has expired without the filing with respect thereto of a timely petition for reconsideration or request for review, except for a Divestiture Condition;

          (vi) by written notice of Buyer to Seller, or by Seller to the Buyer, if the Closing shall not have been consummated within nine months after acceptance for filing of the FCC Applications (the "Termination Date"); provided, however, that the right to terminate this Agreement under (x) this Subsection 15.1 (vi) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (y) any of Subsections 15.1 (ii), (iii), (v), or (vi) shall not be available to Buyer in the event that Buyer's failure to satisfy or remove all Divestiture Conditions, if any, has been the cause of, or resulted in, the matter giving rise to the termination rights set forth in the applicable subsection; and provided further that if the Closing shall not have occurred prior to the Termination Date due to Buyer's failure to satisfy or remove a Divestiture Condition, such failure shall constitute a material breach of this Agreement by Buyer.

     Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

                                  ARTICLE 16

     16.1 Risk of Loss.  The risk of loss or damage to the Station Assets shall
          ------------
be upon Seller
at all times prior to the Closing Date. In the event of loss or damage, Seller shall promptly notify Buyer thereof and if the lost or damaged Station Assets are capable of being replaced or repaired for an aggregate amount less than $25,000, then Seller shall, at its sole cost and expense, replace or repair such Station Assets prior to the Closing Date or deliver to Buyer at the Closing an amount in cash equal to the cost of replacement or repair of such Station Assets, as mutually agreed in good faith by Buyer and Seller. Notwithstanding the foregoing, if the amount required to replace or repair such Station Assets exceeds $25,000, Seller may elect not to replace or repair such Station Assets, provided, however, that in such event Buyer, at its option, may elect to terminate this Agreement or agree to accept from Seller, at the Closing, an amount in cash equal to the cost to replace or repair such Station Assets, as mutually agreed in good faith by Buyer and Seller and, in such event, Buyer shall waive any default or breach with respect to such loss or damage. Buyer may terminate this Agreement, without any additional obligation to Seller, if the Station is off the air or operating at less than 90 percent (90%) of its licensed power for three (3) or more consecutive days or five (5) or more days in any thirty (30) day period. Either party may extend the Closing Date by up to 30 days in order to allow Seller to complete any repair or replacement, required or authorized by this Section.

                                  ARTICLE 17

                           MISCELLANEOUS PROVISIONS
                           ------------------------

     17.1 Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties contained in this Agreement, and in any schedule, instrument or certificate delivered pursuant hereto, shall survive the Closing until twelve
(12) months following the Closing Date. Buyer's rights to indemnification for damages resulting from any untrue or incorrect representation or warranty of the Seller shall not be affected by any investigation made by Buyer or whether or not Buyer relied upon

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

such untrue or incorrect representation or warranty.

     17.2 Certain Interpretive Matters and Definitions. Unless the context
          --------------------------------------------
otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof,
(iv) "or" is disinjunctive but not necessarily exclusive, and (v) words in the singular include the plural and vice versa, and (vi) the term "Affiliate" has
                                ----------
the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

     17.3 Further Assurances. At and after the Closing, Seller shall from time
          ------------------
to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of assignment, conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively assume the Assumed Liabilities.

     17.4 Audited Financial Statements.  At Buyer's expense, prior to the
          ----------------------------
Closing, Seller shall, and shall cause its representatives (including its independent public accountants) to, cooperate in all reasonable respects with the efforts of Buyer and its independent auditors to prepare such audited and interim unaudited financial statements of the Station as Buyer may require. Seller shall execute and deliver to Buyer's independent accountants such customary management representation letters as they may require as a condition to their ability to sign an unqualified report upon the audited financial statements of the Station for the periods for which such financial statements may be required. Seller shall cause its independent public accountants to make available to Buyer and its representatives all of their work papers related to the financial statements or Tax Returns of Seller (to the extent they relate to the Station) and to provide Buyer's independent public accountants with full access to those personnel who previously have been involved in the audit or review of Seller's financial statements or Tax Returns.

     17.5 Assignment.    Neither this Agreement nor any of the rights, interests
          -----------
or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that without releasing Buyer from any of its obligations or liabilities hereunder (i) nothing in this Agreement shall limit Buyer's ability to assign this Agreement, the Station Assets or the Station Licenses (including the right to acquire the Station Licenses at the Closing) to any Affiliate of Buyer without the consent of Seller if such assignment will not prevent or delay the consummation of the transactions contemplated herein; and (ii) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of Seller. Seller shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Buyer or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Seller that any such assignment has been consummated or any such collateral assignment has been foreclosed upon, Seller shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of an assignment hereunder, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's successors and assigns.

     17.6 Amendments.  No amendment, waiver of compliance with any provision or
          ----------
condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

     17.7 Headings. The headings set forth in this Agreement are for convenience
          --------
only and will not control or affect the meaning or construction of the provisions of this Agreement.

     17.8 Governing Law; The construction and performance of this Agreement
          --------------
shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

     17.9 Notices. Any notice, demand or request required or permitted to be
          -------
given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery (including by facsimile transmission); on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested; on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery and shall be addressed to the following addresses:

          (a)  In the case of Seller, to:

                    Mr. Frank Washington
                    Wilmington WJBR-FM, L.L.C.
                    601 University Avenue, Suite 211
                    Sacramento, CA 95825
                    Fax: (916) 928-0414

               With a copy to:

                    John C. Quale, Esq.
                    Skadden, Arps, Slate, Meagher & Flom, LLP
                    1440 New York Avenue, NW
                    Washington, DC 20005-2111
                    Fax:(202) 371-7475

               And to:

                    Michael D. Wortley, Esq.
                    Vinson & Elkins, L.L.P.
                    3700 Trammell Crowe Center
                    2001 Ross Avenue
                    Dallas, TX 75201
                    Fax: (214) 999-7732

          (b)  In the case of Buyer:

                    NextMedia Group, LLC
                    4600 S. Syracuse, 9/th/ floor
                    Denver, Colorado 80237-2719
                    Fax: (303) 256-6223



          With a copy to:

                    Matthew L. Leibowitz, Esq.
                    Leibowitz & Associates, P.A.
                    1 S.E. Third Avenue, Suite 1450
                    Miami, Florida 33131
                    Fax: (305) 530-9417


   17.10  [Intentionally Omitted]
          ----------------------

   17.11  Schedules.  The schedules and exhibits attached to this Agreement and
          ---------
the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

     17.12   Entire Agreement     This Agreement contains the entire agreement
             ----------------
among the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, letters of intent, and understandings, written or oral, relating to the subject matter of this Agreement.

     17.13   Severability.  If any provision of this Agreement is held to be
             ------------
unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

17.14   Counterparts.  This Agreement may be executed in two or more
        ------------
counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument. IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the date first above written.


                              WILMINGTON WJBR-FM, L.L.C.

                              By:   BBR, LLC, Its Manager


                                    By:______________________________
                                         Frank Washington
                                         Its Manager



                              NEXTMEDIA GROUP, LLC



                              By:_____________________________
                                    Steven Dinetz
                                    President and Manager